Exhibit 99.1

TPT Global Tech’s "QuikLAB and SaniQuik" Airs on CBS 8 Local News San Diego, CA

SAN DIEGO, CA / ACCESSWIRE / August 5, 2020 / TPT Global Tech, Inc. ("TPTW, the Company or TPT Global Tech") (OTCBB:TPTW) announced today that its subsidiary TPT MedTech's Mobile Covid-19 Turnkey Rapid Test Lab "QuikLAB" and its SaniQuik product will air on CBS Channel 8 Local News. The two products will be featured on the "Zevely Zone" tonight, August 5, 2020 at 11 pm local time, and Wednesday at 5pm and 6pm local time. Jeff Zevely from CBS toured the company's manufacturing facility in Chula Vista, California Thursday July 30, 2020. TPTW's management team, which included Stephen Thomas (CEO), Rick Eberhardt (EVP), and Mario Scade (CEO of Aire Fitness division), gave Mr. Zevely a guided tour of the company's new self-contained, portable, drive through QuikLAB Covid 19 testing and monitoring lab, and its SaniQuik sanitation booth. The company recently received its zoning certificate from Dade County Florida where it anticipates installing the first QuikLAB for operations in the near future.

"CBS's visit to our facility gives our new QuikLAB's the visibility we believe will assist us in our distribution efforts", says Stephen Thomas CEO of TPTW.

About TPT Global Tech

TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cellphone services, Mobile phones Cellphone Accessories and Global Roaming Cellphones.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

CONTACT:

Frank Benedetto
619-915-9422

SOURCE: TPT Global Tech, Inc.